Exhibit 23
The Board of Directors and Stockholders
CA, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-146173, 333-120849, 333-108665, 333-100896, 333-88916, 333-32942, 333-31284, 333-83147, 333-80883, 333-79727, 333-62055, 333-19071, 333-04801, 333-127602, 333-127601, 333-126273, 33-64377, 33-53915, 33-53572, 33-34607, 33-18322, 33-20797, 2-92355, 2-87495 and 2-79751) of CA, Inc. of our reports dated May 23, 2008, with respect to the consolidated balance sheets of CA, Inc. and subsidiaries as of March 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 31, 2008, which reports appear in the March 31, 2008, annual report on Form 10-K of CA, Inc.
Effective April 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in income taxes recognized in an enterprises financial statements.
As discussed in Note 1(s) to the consolidated financial statements, during the fourth quarter of fiscal year 2008, the Company changed its method of accounting for accounts receivable and unearned revenue on billed and uncollected amounts due from customers from a “net method of presentation” to a “gross method of presentation”.
/s/ KPMG LLP
New York, New York
May 23, 2008